Exhibit 10.33

July 10, 2007

Mr. Marc Schuback

One Valley Lane

Armonk, NY 10504

Dear Marc:

On behalf dELiA*s, Inc., (the “Company”), I am very pleased to provide you with the terms and conditions of your employment. The following sets forth the proposed terms and conditions of the Company’s offer to employ you. Everyone you have met with feels that you are a great fit for this company and will thrive here. We hope that you choose to join the Company and look forward to a mutually beneficial relationship.

1. Position: Your initial position will be as VP, General Counsel and Secretary, working out of the Company’s office located at 50 West 23rd Street, New York, NY, 10010. As the Company’s employee, we expect you to devote your full time and energies to the business and affairs of the Company, and to perform any and all duties and responsibilities associated with this position and as may be reasonably assigned to you from time to time by the Company. Your performance will be reviewed on a periodic basis as long as you remain employed by the Company.

2. Starting Date/Nature of Relationship: If you accept this offer, your employment with the Company shall commence no later than August 15, 2007. Except as expressly set forth herein, this letter does not create an employment contract or other agreement and is not a promise of employment for a specific period of time. You understand that your employment is at-will and either party may terminate the relationship with or without cause at any time.

3. Compensation and Benefits: Your initial base pay shall be $275,000 per annum, ($10,576.92 on a bi-weekly basis). Additionally, you will be included in the fiscal 2007 Management Incentive Plan (MIP). You will have a total target bonus of not less than 30% of your base salary. For fiscal 2007, you will be considered a full year participant in the MIP bonus; therefore, any payout under the plan will be based on a full year’s salary, not prorated. This bonus will be based on the company meeting or exceeding planned EBIT and individual performance and will have no cap. Under current company policy, salaries are reviewed annually at the start of each fiscal year. You will be included in the annual review process the company conducts after the close of our fiscal year. In conjunction with that review in February, 2008 your base salary will increase to not less than $285,000.

In addition, you will receive options to purchase 15,000 shares of Common Stock of dELiA*s, Inc., par value $0.01 per share, pursuant to one of dELiA*s stock plans. Such options shall be exercisable at a purchase price per share equal to the closing price of dELiA*s Common Stock on the NASDAQ market on the business day prior to the date of your commencement of employment with the Company. The options shall have the following vesting schedule: 3,750 shares shall vest one year after your first day of employment, 3,750 shares shall vest two years after your first day of employment, 3,750 shares shall vest three years after your first day of employment, and the remaining 3,750 shares shall vest four years after your first day of employment. These options shall expire ten years from the date of grant.

In addition to your compensation, you will be entitled to receive the various benefits (Ex. Comprehensive Health Benefits, Employee Discounts, 401k with Company Match, etc.) offered by the Company to its employees. Benefits offered may be modified or changed from time to time at the discretion of the Company. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive any particular benefit of the plan is governed solely by the applicable plan document, prorated based on date of hire. You would currently be eligible for 3 weeks paid vacation as well as holidays (10), sick days (5) and personal days (3) in accordance with company policy. Should you ever have any questions, you should ask David Diamond, VP of Human Resources, for a copy of the applicable plan document.

4. Assignment: The Company reserves the right at any time to assign this offer letter to any parent, subsidiary or affiliate of the Company now in existence or formed hereafter.

5. Severance: If the Company terminates you for any reason other than “cause”, you shall be entitled to a severance payment of 6 months of base salary, medical and dental benefits, payable in bi-weekly installments commencing with the bi-weekly pay period immediately after such termination. “Cause” is defined as the commitment of fraud, material breach of Section 1 of this offer letter, conviction of a felony, unauthorized disclosure of confidential information and conduct that constitutes gross neglect or gross misconduct in carrying out your duties under Section 1 of this offer letter. Furthermore, in the event that (a) all or substantially all of the assets of the Company are sold, and the new Company terminates you within 12 months of the acquisition or (b) there is a sale or transfer of a majority of the outstanding Common Stock of the Company and you are terminated within 12 months of such sale or transfer, you shall in either case be entitled to a severance payment of 6 months of base salary, medical and dental benefits, payable in bi-weekly installments commencing with the bi-weekly pay period immediately after such termination.

6. Miscellaneous: This letter constitutes our entire offer regarding the terms and conditions of your employment by the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the State of New York, without giving effect to its principles of conflicts of laws. By accepting this offer of employment, you expressly agree that any action, demand, claim or counterclaim concerning any aspect of your employment relationship with the Company shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter which execution will evidence your agreement with the terms and conditions set forth herein and therein.

I am delighted to offer you the opportunity to join our Company and we look forward to you joining us!

By:	/s/ David Diamond
David Diamond, Vice President - Human Resources

Accepted and Agreed:

By:	/s/ Marc G. Schuback
Marc G. Schuback

Date:	7/16/07